SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC  20549



                              FORM 8-K
                     Current Report Pursuant
                  to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934


Date  of  report (Date of earliest event reported)  September 24, 1998
                      ___________________


                            XCL LTD.
    (Exact Name of Registrant as Specified in Its Charter)


                          Delaware
          (State or other Jurisdiction of Incorporation)


     1-10669                                   51-0305643
(Commission File Number)                      (I.R.S. Employer
                                            Identification Number)


                 110 Rue Jean Lafitte, 2nd Floor
                    Lafayette, Louisiana 70508
              (Address of Principal Executive Offices)


                    318-237-0325
(Registrant's Telephone Number, Including Area Code)



Item 5.     Other Events.

      On  September 24, 1998, the Company issued a
press  release announcing  that  the  Production
Sharing Contract  announced  on August 20, 1998, by
and between its wholly owned subsidiary, XCLCathay
Ltd.,  and  China National Oil and  Gas  Exploration
and Development   Corporation  (CNODC),   for   the
appraisal   and development of the Zhang Dong Block
in the shallow-water sea area of the Bohai Bay,
People's Republic of China, was approved by The
Ministry  of  Foreign  Trade  and  Economic
Cooperation  of  the People's  Republic of China, on
September 15, 1998, and  will  be effective October
1, 1998.   XCL commenced work on the  block  on
September 15, 1998, including review and reinterpretation of the extensive available seismic data, review and evaluation of nine existing wells and production and drilling facilities, and initial preparation for drilling operations.

      The  Zhang Dong Block is a direct northwestern
and northern extension  of the Zhao Dong Block and
extends from the  shoreline of  the Dagang Oilfield
Complex to a water depth of approximately 10  feet.
Dagang Oilfield (Group) Ltd. (Dagang), XCL's
operating partner, has conducted approximately 300
kilometers of 2D and  70 square  kilometers  of  3D
seismic on the  block. This  seismic reflects  the
existence of a large geological structure extending
in depth from the shallowest through the deepest reservoirs
found productive on XCL's adjacent Zhao Dong Block.  Dagang
has drilled nine  exploration  and appraisal wells on
the  Zhang  Dong  Block designed  to  test  the
middle zones  found  productive  on  the adjacent
Zhao   Dong  Block.   Eight  of  these   wells
found hydrocarbons in the middle zones. Dagang has also constructed two drilling and production facilities on the block capable of supporting approximately 70 productive wells. XCL plans to drill appraisal wells to test the middle zones.
Some of these wells will be designed to also test the shallower and deeper zones.

     Under the terms of the Zhang Dong Production
Contract, XCL will be the operator and will be responsible for the cost of reprocessing and reinterpretation of existing 2D and 3D seismic data, upgrading of the existing drilling and production facilities on the block and initial appraisal drilling. Thereafter, development and production costs will be shared 49 percent by XCL and 51 percent by CNODC. Oil production will be shared 49 percent by XCL and 51 percent by CNODC.


                     SIGNATURES

Pursuant  to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        XCL LTD.


  September 28, 1998                 /s/ Lisha C. Falk
_________________________       By:_______________________________
             Date                       Lisha C. Falk
                                        Corporate Secretary